Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 16, 2005

Hibernia Corporation

313 Carondelet Street

New Orleans, LA 70130

Ladies and Gentlemen:

We have acted as special counsel to Hibernia Corporation, a Louisiana Corporation (“Hibernia”), in connection with the proposed merger (the “Merger”) of Hibernia with and into Capital One Financial Corporation, a Delaware corporation (“Capital One”) pursuant to the Agreement and Plan of Merger, dated as of March 6, 2005 (the “Agreement”), as amended by Amendment No. 1, dated September 6, 2005, by and between Hibernia and Capital One. At your request, and pursuant to Section 7.3(c) of the Agreement and in connection with the filing of the Registration Statement of Form S-4 relating to the Merger (the “Registration Statement”), we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Hibernia and the consent of Capital One, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Hibernia and Capital One dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time (as if made as of such time) and that all such

Hibernia Corporation

statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus included therein (the “Proxy Statement/Prospectus”), each as amended or supplemented through the date hereof.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a merger under applicable corporation laws of the States of Louisiana and Delaware; and (iii) the Merger will be reported by Hibernia and Capital One on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion relates solely to certain United States federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Merger and the filing of the Registration Statement, and this opinion is not to be relied upon by any other person or for any other purpose without our consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

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